Exhibit 18


                      [Letterhead of Deloitte & Touche LLP]




June 30, 2001

The Audit Committee
Springs Industries, Inc.
Ft. Mill, South Carolina

Dear Audit Committee Members:

We have audited the consolidated financial statements of Springs Industries, Inc. (the "Company") as of December 30, 2000 and January 1, 2000, and for each of the three fiscal years in the period ended December 30, 2000, included in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated January 30, 2001 (February 20, 2001, as to the last paragraph in Note 15), which expresses an unqualified opinion. Note 13 to such financial statements contains a description of the Company's adoption during the year ended December 30, 2000 of a new method of accounting for unrecognized gains and losses associated with its non-pension (medical and life insurance) postretirement benefit plans. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP